EXHIBIT 10.70

SHARE PURCHASE AGREEMENT

by and among

MICRON TECHNOLOGY, INC.

as the Buyer Parent,

MICRON SEMICONDUCTOR B.V.,

as the Buyer,

QIMONDA AG

as the Seller Parent

and

QIMONDA HOLDING B.V.,

as the Seller Sub

_______________________________________

Dated as of October 11, 2008
_______________________________________

TABLE OF CONTENTS
(Continued)

5.3	No Transfer of the Shares	18
5.4	Expenses	18
5.5	Publicity	18
5.6	Required Consents	18
5.7	Change in Membership of Company Board	20
5.8	Sellers Non-Solicit	20
5.9	Further Assurances	20
5.10	Buyer Financing.	21
5.11	New JV Agreements; Patent Cross License.	21
5.12	Notification	21
5.13	Buyer Parent Financing Information Assistance	21
5.14	Sale of FINI Shares	22
ARTICLE VI CONDITIONS PRECEDENT TO THE OBLIGATION OF THE PARTIES TO CLOSE		22
6.1	1st Closing Conditions to All Parties’ Obligations	22
6.2	1st Closing Conditions to the Buyer Parent and the Buyer’s Obligations	23
6.3	1st Closing Conditions to the Sellers’ Obligations	24
6.4	2nd Closing Conditions to All Parties’ Obligations	24
6.5	2nd Closing Conditions to the Buyer Parent and the Buyer’s Obligations	25
6.6	2nd Closing Conditions to the Sellers’ Obligations	27
ARTICLE VII SURVIVAL		28
ARTICLE VIII INDEMNIFICATION		28
8.1	Obligation of the Sellers to Indemnify	28
8.2	Obligation of the Buyer Parent to Indemnify	29
8.3	Indemnification Procedure	29
8.4	Measure of and Limitations upon Indemnification	30
8.5	Exclusivity of Indemnity	30
ARTICLE IX TERMINATION OF AGREEMENT		30
9.1	Termination	30
9.2	Survival After Termination	32
ARTICLE X MISCELLANEOUS		32
10.1	Governing Law; Venue	32
10.2	Notices	33
10.3	Entire Agreement	34
10.4	Waivers and Amendments	34
10.5	Binding Effect; Assignment	34
10.6	Construction	34
10.7	Severability of Provisions	35
10.8	Counterparts; Delivery by Fax or E mail	35
10.9	Transfer Taxes	35
10.10	Language	35
10.11	No Third Party Beneficiaries	35

- ii -

EXHIBITS

Exhibit A                                Transition Agreement
Exhibit B                                Buyer/Seller TLA
Exhibit C                                Infineon/Buyer TLA
Exhibit D                                Company/Buyer PTLA
Exhibit E                                Company/Buyer TTA
Exhibit F                                Nanya/Seller Termination Agreement
Exhibit G                                Release Agreement
Exhibit H                                Supply Agreement

SCHEDULES

Schedule 1                              Seller Shares
Schedule 2                              1st Close Shares; Sellers’ Payment Schedule and
          2nd Close Shares; Sellers’ Payment Schedule
Schedule 3.6(a)                       Articles of Incorporation
Schedule 3.6(b)                       Companies Register Extract

- iii -

Confidential

SHARE PURCHASE AGREEMENT

Share Purchase Agreement, dated October 11, 2008 (this “Agreement”), by and among Micron Technology, Inc., a Delaware corporation (the “Buyer Parent”), Micron Semiconductor B.V., a private limited company organized under the Laws of the Netherlands and a Subsidiary of the Buyer Parent (the “Buyer”), Qimonda AG, a German stock corporation (Aktiengesellschaft) with its seat in Munich, registered in the commercial register at the local court of Munich under HRB 152545 (the “Seller Parent”) and Qimonda Holding B.V., a private limited company organized under the Laws of the Netherlands and a Subsidiary of the Seller Parent (the “Seller Sub” and, each of the Seller Sub and the Seller Parent, individually, a “Seller” and the Seller Sub, together with the Seller Parent, the “Sellers”).

WHEREAS, Inotera Memories, Inc., a company limited by shares under the Laws of the ROC (the “Company”) was established by Nanya Technology Corporation, a company limited by shares legally established under the Laws of the ROC (“Nanya”) and Infineon Technologies AG, a company legally established under the Laws of Germany (“Infineon”), pursuant to that certain Joint Venture Agreement, dated November 13, 2002 (such agreement, as amended by the first through fifth amendments thereto through the date hereof, the Letter of Undertaking dated December 3, 2003 and the Letter of Agreement re Assignment dated July 28, 2006, the “JV Agreement”);

WHEREAS, in connection with the entry into the JV Agreement and the operation of the Company, Nanya, Infineon and the Company entered into certain agreements, including (i) the Joint Product Development and Product Swap Agreement between Nanya and Infineon, as predecessor in interest to the Seller Parent, dated November 17, 2003 (including two Amendments and Letter Agreement re Assignment dated July 31, 2006), (ii) the Technical Information Exchange Agreement between Nanya and the Seller Parent dated September 24, 2007, (iii) the (110nm) License and (90/70 nm) Technical Cooperation Agreement for DRAM Process Technology between Nanya and Infineon, as predecessor in interest to the Seller Parent,  dated November 13, 2002 (including fourteen Amendments, two Engineering Sample Agreements and Letter Agreement re Assignment dated July 31, 2006), (iv) the 60nm Technical Cooperation Agreement between Nanya and Infineon, as predecessor in interest to the Seller Parent, for DRAM Process Technology dated September 29, 2005 (including three Amendments of Letter Agreement re Assignment dated July 31, 2006), (v) the Product Purchase and Capacity Reservation Agreement among Nanya, Infineon, as predecessor in interest to the Seller Parent, and the Company dated July 15, 2003 (including three Amendments and one Supplement), (vi) the Know How Transfer Agreement among Nanya, Infineon, as predecessor in interest to the Seller Parent, and the Company initially dated November 13, 2002 (including two Amendments) and (vii) the Service Agreement between Nanya and the Company dated July 15, 2003 (the “Ancillary JV Agreements”);

WHEREAS, in accordance with the terms of the JV Agreement, Infineon assigned all of its rights and, with certain exceptions, its obligations under the JV Agreement and the Ancillary JV Agreements to the Seller Parent in connection with the transfer by Infineon of all of its shareholdings in the Company to the Seller Parent;

WHEREAS, the Sellers are the owners of the number of shares of common stock (“Common Stock”) of the Company, set forth on Schedule 1 hereto (as such shares may be adjusted, increased or decreased as a result of a stock split, reverse stock split or reclassification, the “Seller Shares”), representing approximately 35.61% of the issued and outstanding shares of Common Stock and 100% of the shares of Common Stock owned by the Sellers and their Subsidiaries;

WHEREAS, of the Seller Shares, 4,483,800 shares (as such shares may be adjusted, increased or decreased as a result of a stock split, reverse stock split or reclassification, the “FINI Shares”) are held by the Sellers as foreign institutional investors under applicable ROC law and 1,184,088,059 shares (as such shares may be adjusted, increased or decreased as a result of a stock split, reverse stock split or reclassification, the “Shares”) were acquired by the Sellers under the Statute for Investment by Foreign Nationals of the ROC pursuant to foreign investment approved status granted by the Investment Commission, Ministry of Economic Affairs, ROC;

WHEREAS, the Sellers desire to sell the Shares to the Buyer (the “Share Purchase”) and to deliver to the Buyer the proceeds from Seller Parent’s disposal of the FINI Shares in exchange for the Consideration, in each case in accordance with the terms of this Agreement;

WHEREAS, in connection with and conditioned upon the transfer of the 2nd Close Shares, effective as of the 2nd Closing, the JV Agreement and the Ancillary JV Agreements will terminate, subject to the survival of certain provisions agreed upon by the parties;

WHEREAS, it is a condition to the 2nd Closing that the Buyer Parent and Nanya will enter into a new joint venture agreement with respect to the Company (the “New JV Agreement”), and that the Buyer Parent, Nanya and/or the Company will enter into certain related agreements and modify certain existing agreements in connection therewith (the “New JV Ancillary Agreements”);

WHEREAS, on the date hereof, the Buyer Parent, the Buyer and Nanya have entered into a Memorandum of Understanding (the “New JV MOU”), a copy of which has been provided to the Seller Parent, which sets forth the current expectations of the parties with respect to the principal terms of the New JV Agreement and the New JV Ancillary Agreements;

WHEREAS, it is a condition to the 1st Closing that the Buyer Parent and the Seller Parent will enter into a patent cross license agreement mutually agreeable to the parties (the “Patent Cross License”), which shall become effectively immediately upon the 2nd Closing;

WHEREAS, concurrently with the execution and delivery hereof, and as an inducement for the parties to enter into this Agreement:

1.           the Buyer Parent, the Seller Parent, Nanya and the Company have entered into that certain Transition Agreement, in the form attached hereto as Exhibit A (the “Transition Agreement”), which shall become effective immediately upon the 1st Closing;

2.           the Buyer Parent and the Seller Parent have entered into that certain Technology License Agreement, in the form attached hereto as Exhibit B (the “Buyer/Seller

TLA”), which shall become effective immediately upon the later of (A) the 1st Closing and (B) the receipt of the 2nd Close FCO Approval;

3.           Infineon and the Buyer Parent have entered into that certain Technology License Agreement, in the form attached hereto as Exhibit C (the “Infineon/Buyer TLA”), which shall become effective immediately upon the later of (A) the 1st Closing and (B) the receipt of the 2nd Close FCO Approval;

4.           the Company and the Buyer Parent have entered into that certain Patent and Technology License Agreement, in the form attached hereto as Exhibit D (the “Company/Buyer PTLA”) which shall become effective immediately upon the later of (A) the 1st Closing and (B) the receipt of the 2nd Close FCO Approval;

5.           the Company and the Buyer Parent have entered into that certain Technology Transfer Agreement for 68-50nm Process Nodes, in the form attached hereto as Exhibit E (the “Company/Buyer TTA”), which shall become effective immediately upon the 2nd Closing;

6.           Nanya and the Seller Parent have entered into that certain Termination Agreement, in the form attached hereto as Exhibit F (the “Nanya/Seller Termination Agreement”), dated as of the date hereof, which shall become effective immediately upon the 2nd Closing;

7.           Nanya, Seller Parent and the Company have entered into that certain Release Agreement, in the form attached hereto as Exhibit G (the “Release Agreement”), dated as of the date hereof, which shall become effective upon the 2nd Closing; and

8.           the Seller Parent and the Company have entered into that certain Supply Agreement, in the form attached hereto as Exhibit H (the “Supply Agreement”), which shall become effective immediately upon the 2nd Closing; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Share Purchase;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements entered into herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms

.

(a) For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1:

“1st Close FIA Approval” means the foreign investment approval by the Investment Commission for the transfer of at least the 1st Close Shares from the Sellers to the Buyer contemplated hereby.

“2nd Close FIA Approval” means the foreign investment approval by the Investment Commission for the transfer of the 2nd Close Shares (or, as the case may be, all of the Shares) from the Sellers to the Buyer contemplated hereby.

 “Acquisition Documents” means this Agreement, the Transition Agreement, the Patent Cross License and the Buyer/Seller TLA.

“Acquisition Other Documents” means the Infineon/Buyer TLA, the Company/Buyer PTLA, the Company/Buyer TTA, the Nanya/Seller Termination Agreement, the Supply Agreement and the Release Agreement.

“Acquisition Total Documents” means the Acquisition Documents and the Acquisition Other Documents.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.  The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Articles of Incorporation” means the 11th Revised Articles of Incorporation of the Company, dated June 26, 2008.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York, Taipei, Taiwan or Munich, Germany are authorized or obligated by Law to close.

“Contracts” means all agreements, contracts, indentures, deeds, and other legally binding instruments of any kind, oral or written.

“Data Room” means the electronic data room established through Intralinks and available for review by the Buyer Parent and its representatives on or prior to the Business Day prior to the date of this Agreement.

“FCO” means the German Federal Cartel Office (Bundeskartellamt).

“Governmental Body” means any court, tribunal, authority, ministry, commission, or other governmental or quasi-governmental regulatory or adjudicative body or authority of any kind.

“Investment Commission” means the Investment Commission of the Ministry of Economic Affairs of the ROC.

“Knowledge” of the Sellers means the actual knowledge of any of the members of the Management Board (Vorstand) of the Seller Parent and any of the following individuals: Daniel Wong, Frank Tillner, Klaus Fleischmann and Jessica Chin.

“Laws” means laws, statutes, rules of the common law, regulations, rules, codes, ordinances, or other legal requirements of any Governmental Body.

“Lien” means any lien, mortgage, deed of trust, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, interest, option, charge, easement, servitude, proxy, voting trust or agreement or other restriction or limitation of any nature whatsoever.

“Material Adverse Effect” means any change, effect, event, circumstance or development, individually or in the aggregate, that is or would reasonably be expected to (i) be materially adverse to the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, (ii) have a material adverse effect on the ability of the Sellers to perform any of their obligations under this Agreement, or (iii) have a material adverse effect on the Buyer’s rights in and to the Shares or upon the Buyer’s ability to exercise rights as a shareholder of the Company after the 1st Closing or the 2nd Closing;  provided that no change, effect, event, circumstance or development, individually or in the aggregate, resulting from any of the following shall be deemed to be or constitute a “Material Adverse Effect” or taken into account when determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur: (A) general economic conditions (or changes therein) in the industry in which the Company operates, to the extent that such conditions do not have a substantially disproportionate impact on the Company, relative to other companies operating in the same industry in which the Company operates, (B) reduction in production by the Company directly related to the implementation of the transactions contemplated by the Company/Buyer TTA and (C) the effect of the provisions of any of the Acquisition Total Documents that become effective prior to the 2ndClosing.

“Orders” means orders, judgments, injunctions, awards, decrees or writs of a Governmental Body.

“Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“ROC” means the Republic of China.

“Subsidiary” means, in relation to any Person, any corporation or other entity of which the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are owned directly or indirectly by such Person.

(b) The following capitalized terms are defined in the following Sections of this Agreement:

Term	Section
1st Closing	2.1(b)
1st Close Cash Consideration	2.1(a)
1st Close Shares	2.1(a)
1st Close Acquisition Documents	6.2(h)
1st Closing Date	2.2
1st Share Purchase	2.1(a)
2nd Close FCO Approval	6.4(a)
2nd Closing	2.4(a)
2nd Close Shares	2.4(a)
2nd Closing Cash Consideration	2.4(a)
2nd Closing Date	2.5
2nd Share Purchase	2.6
Agreement	Preamble
Antitrust Authorities	5.6(b)
Ancillary JV Agreements	Recitals
Audited Financial Statements	3.9
Buyer	Preamble
Buyer Parent	Preamble
Buyer/Seller TLA	Recitals
Claim Notice	8.3(a)
Closing Location	2.1(b)
Closing Time	2.1(b)
Commitment Letters	4.5
Common Stock	Recitals
Company	Recitals
Company/Buyer PTLA	Recitals
Company/Buyer TTA	Recitals
Company Financial Statements	3.9
Consideration	2.4(a)
Equity Interests	3.1
Financing	5.13
FINI Shares	Recitals

GAAP	3.9
GWB	6.1(a)
Indemnified Party	8.3(a)
Indemnifying Party	8.3(a)
Infineon	Recitals
Infineon/Buyer TLA	Recitals
JV Agreement	Recitals
Limited Reps	8.4(a)
Losses	8.1
Most Recent Balance Sheet Date	3.9
Nanya	Recitals
Nanya Waiver	3.1
Nanya/Seller Termination Agreement	Recitals
New JV Agreement	Recitals
New JV Ancillary Agreements	Recitals
New JV MOU	Recitals
Non-Solicitation Period	5.8
Opinion	6.2(e)
Ordinary Course of Business	5.2(a)
Outside Date	9.1(b)
Patent Cross License	Recitals
Release Agreement	Recitals
Seller Parent/Inotera Contracts	3.10
Seller Parent	Preamble
Seller Parent/Nanya Contracts	3.10
Seller Sub	Preamble
Seller Shares	Recitals
Seller (or Sellers)	Preamble
Share Purchase	Recitals
Shares	Recitals
Sellers’ Disclosure Letter	Article III
Share Purchase	Recitals
Supply Agreement	Recitals
Threshold Amount	8.4(a)
Transfer Taxes	10.9
Transition Agreement	Recitals
Unaudited Financial Statements	3.9

1.2 Interpretation

.  All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.  All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively.  Unless otherwise expressly provided, the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.”  Any Law defined or referred to herein (or in any agreement or instrument that is referred to herein) means such Law as it may from time to time be amended, modified or supplemented, including by succession of comparable successor statutes.  All references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.  All references in this Agreement to “$” shall mean to United States Dollars.  The Article and Section headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.  Any reference to a date or time shall, unless otherwise expressly provided, mean such date or time in Taipei, Taiwan.

ARTICLE II

PURCHASE AND SALE OF SHARES; PURCHASE PRICE

2.1 1st Closing; Sale and Purchase of 1st Close Shares

.

(a) At the 1st Closing, upon the terms and subject to the conditions of this Agreement, the Sellers shall sell, transfer, assign, convey and deliver (the “1st Share Purchase”) to the Buyer, free and clear of all Liens, and the Buyer shall purchase from the Sellers, the number of Shares set forth opposite each Seller’s name on Schedule 2 hereto (the “1st Close Shares”) for aggregate consideration consisting of $200,000,000 in cash (the “1st Close Cash Consideration”), with the amounts payable for the account of each Seller set forth opposite its name on Schedule 2 hereto.  For purposes of the 1st Close FIA Approval application and calculation of the ROC securities transaction tax, the parties hereto agree that the 1st Close Cash Consideration shall be deemed to represent NT$ equivalent to NT$6,460,000,000 at the exchange rate of US$1 to NT$32.30.

(b) The closing of the purchase and sale of the 1st Close Shares contemplated by Section 2.1(a) (the “1st Closing”) shall take place at the offices of Jones Day (Taipei), located at 6F,  2 Tun Hwa S. Road, Sec. 2 Taipei 106, Taiwan, R.O.C. (the “Closing Location”), at 3:00 p.m. local time (the “Closing Time”), on the second Business Day after the conditions to the 1st Closing set forth in Article VI have been satisfied or (if permissible) waived (except for those conditions to be satisfied at the 1st Closing, but subject to the satisfaction or waiver thereof at the 1st Closing), or such other time or date as the parties may mutually agree in writing; provided that that the parties agree to use their reasonable best efforts to cause the 1st Closing to occur on the first Business Day following the satisfaction and waiver of such conditions to the 1st Closing.

2.2 1st Closing Date

.  The date upon which the 1st Closing occurs is referred to herein as the “1st Closing Date”, and the 1st Closing shall be deemed to have occurred at 12:01 a.m. (Taipei time) on the 1st Closing Date.

2.3 Deliveries at 1st Closing

.  At the 1st Closing:

(a) the Seller Parent shall deliver a copy of an extract from the Company’s shareholders register showing the Buyer as a shareholder of the Company holding the number of the 1st Close Shares,

(b) the Sellers shall take such other actions as may be required under the Laws of the ROC and other Laws to register the 1st Close Shares in the name of the Buyer, and

(c) the Buyer shall deliver to the Sellers, by wire transfer of immediately available funds pursuant to the instructions delivered by the Sellers to the Buyer Parent at least two Business Days prior to the 1st Closing, an amount equal to (i) the 1st Close Cash Consideration, less (ii) the applicable ROC securities transaction tax (which tax shall be withheld by the Buyer and remitted by the Buyer to the applicable taxing authority on behalf of the Sellers).

2.4 2nd Closing; Sale and Purchase of 2nd Close Shares

.

(a)           At the 2nd Closing, upon the terms and subject to the conditions of this Agreement, the Sellers shall sell, transfer, assign, convey and deliver (the “2nd Share Purchase”) to the Buyer, free and clear of all Liens, and the Buyer shall purchase from the Sellers, the number of shares set forth opposite each Seller’s name on Schedule 2 hereto (the “2nd Close Shares”), for aggregate consideration consisting of $200,000,000 in cash (the “2nd Closing Cash Consideration” and, together with the 1st Close Cash Consideration, the “Consideration”), with the amounts payable for the account of each Seller set forth opposite its name on Schedule 2 hereto.  For the avoidance of doubt, the Consideration paid by Buyer to the Sellers pursuant to the terms of this Agreement shall be for the Shares and for the right to receive the proceeds from the sale of the FINI Shares pursuant to Section 5.14 hereof, and no additional consideration shall be paid or payable by Buyer in exchange for the proceeds from the FINI Shares.  For purposes of the 2nd Close FIA Approval application (it being understood that the 2nd Close FIA Approval application is subsumed in the 1st Close FIA Approval application) and calculation of the ROC securities transaction tax, the parties hereto agree that the 2nd Closing Cash Consideration shall be deemed to represent NT$ equivalent to NT$6,460,000,000 at the exchange rate of US$1 to NT$32.30.

(b)           The closing of the purchase and sale of the 2nd Close Shares (the “2nd Closing”) shall take place at the Closing Location at the Closing Time, on the second Business Day after the conditions to the 2nd Closing set forth in Article VI have been satisfied or (if permissible) waived (except for those conditions to be satisfied at the 2nd Closing, but subject to the satisfaction or waiver thereof at the 2nd Closing), or such other time or date as the parties may mutually agree in writing; provided that that the parties agree to use their reasonable best efforts to cause the 2nd Closing to occur on the first Business Day following the satisfaction and waiver of the conditions to the 2nd Closing; provided further, however, that unless the Buyer has received the 2nd Close FIA Approval, the 2nd Closing shall not occur prior to the 51st day following the 1st Closing Date.

2.5 2nd Closing Date

.  The date upon which the 2ndClosing occurs is referred to herein as the “2nd Closing Date”, and the 2nd Closing shall be deemed to have occurred at 12:01 a.m. (Taipei time) on the 2nd Closing Date.

2.6 Deliveries at 2nd Closing

.  At the 2ndClosing:

(a) the Sellers shall

(i) deliver a copy of an extract of the Company’s shareholders register showing the Buyer as a shareholder of the Company holding the number of the 1st Close Shares and the 2nd Close Shares,

(ii) take such other actions as may be required under the Laws of the ROC and other Laws to register the 2nd Close Shares in the name of the Buyer, and

(iii) deliver resignations from each member of the Board of Directors and Supervisors of the Company that is a corporate representative or designee of any Seller with effect as of the 2nd Closing, and

(b) the Buyer shall deliver to the Sellers, by wire transfer of immediately available funds pursuant to the instructions delivered by the Sellers to the Buyer Parent at least two Business Days prior to the 2nd Closing, an amount equal to (i) the 2nd Closing Cash Consideration, less (ii) the applicable ROC securities transaction tax (which tax shall be withheld by the Buyer and remitted by the Buyer to the applicable taxing authority on behalf of the Sellers).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers represent and warrant as of each of (i) the date hereof, (ii) the 1st Closing Date and (iii) the 2nd Closing Date that, except as set forth in the disclosure letter delivered to the Buyer Parent concurrently herewith (the “Sellers’ Disclosure Letter”):

3.1 Title to the Shares

.  The Sellers have good and valid title to the Seller Shares, free and clear of any and all Liens, and upon consummation of the Share Purchase contemplated hereby, the Buyer will acquire from the Sellers good and marketable title to the Shares, free and clear of any and all Liens.  The rights of Nanya arising as a result of the Share Purchase under the JV Agreement and the Ancillary JV Agreements have been waived per that certain waiver agreement between the Seller Parent and Nanya, a signed copy of which has been previously provided to the Buyer Parent (the “Nanya Waiver”).  Other than the JV Agreement and the Acquisition Total Documents, neither of the Sellers nor any of their Affiliates is a party to any voting trust or voting agreement with respect to, or granted any proxy to represent, the Seller Shares.  The only shares of the Company owned by the Sellers and their Subsidiaries are the Seller Shares.  Upon the full consummation of the Share Purchase contemplated hereby at the 2nd Closing Date, neither of the Sellers nor any of their Affiliates will (i) directly or indirectly own any shares of Common Stock (other than the FINI Shares) or shares, options, warrants, calls, stock appreciation rights, or other rights or commitments or any other agreements of any character relating to dividend rights or to the sale, issuance or voting of, or the granting of rights to acquire, any shares of capital stock or voting securities of the Company, or any securities or obligations convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock or voting securities of the Company (collectively “Equity Interests”), or (ii) have the right or authority, contractual or otherwise, to directly or indirectly direct or participate in the vote of any share of Common Stock or Equity Interests in the Company or the business, management and policies of the Company.

3.2 Due Incorporation

.  The Seller Parent is a stock corporation duly incorporated, validly existing under the Laws of Germany.  The Seller Sub is a private limited company duly organized under and validly existing under the Laws of The Netherlands.

3.3 Sellers Right, Power and Authority

.  Each of the Sellers has the full right, power and authority to enter into the Acquisition Documents to which it is, or is intended to be, a party and all other instruments contemplated by or related thereto, to transfer, convey and sell the Shares to the Buyer in accordance with this Agreement (in the case of the Sellers) and to perform its obligations under the Acquisition Documents.

3.4 Enforceability

.  Each of the Sellers has duly executed and delivered this Agreement (and, as applicable, at or prior to the 1st Closing, each of the Sellers will have duly executed and delivered the other Acquisition Documents to which it is intended to be a party), and this Agreement constitutes (and, as applicable, as of the date of effectiveness of each of the other Acquisition Documents to which it is intended to be a party will constitute) a legal, valid and binding obligation, enforceable against each of the Sellers in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally now or hereafter in effect, and by general equitable principles.

3.5 No Consents Required

.  The execution, delivery and performance by each of the Sellers of this Agreement, and the execution, delivery and performance by each of the Sellers of the other Acquisition Documents to which it is or is intended to be a party, do not and will not (i) violate, in any material respect, any Law, (ii) other than the clearances required from the applicable competition law authorities and the foreign investment approval by the Investment Commission, require any filing with, or any permit, consent or approval of, or the giving of any notice to (including under any right of first refusal or similar provision), any Person (including filings, consents or approvals required under any Contracts to which the either of the Sellers, any of their Affiliates or the Company is a party or is bound), (iii)  result in a material violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of, any charter document of or any right or obligation of either of the Sellers, any of its Affiliates or the Company or to a loss of any benefit to which either of the Sellers, any of their Affiliates or the Company is entitled, or create or trigger any right of any counterparty under any material Contract binding upon the any Seller, any of its Affiliates or the Company, or (iv) result in the creation or imposition of any Lien, (A) on any material asset of the Company, (B) on any of the Shares, or (C) that could adversely affect any of the Sellers or the Company’s ability to perform its obligations under any of the Acquisition Total Documents in any material respect.

3.6 Due Organization of the Company

.  The Company is a company-limited-by-shares duly incorporated and validly existing under the Laws of the ROC and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power and authority would not have a Material Adverse Effect.  The Company’s Articles of Incorporation as attached to this Agreement as Schedule 3.6(a) represent the current version of such Articles of Incorporation as of the date of this Agreement. The Shares have been validly issued and are fully paid up.  All facts relating to the Company that can be registered in the companies register of the ROC Ministry of Economic Affairs are actually registered in such companies register.  Schedule 3.6(b) contains a print-out from the companies register, up-to-date, complete and correct as of the date hereof. There exist no agreements outside the Articles of Incorporation, the JV Agreement and the Nanya/Seller Termination Agreement that affect the governance and organization of the Company in any material respect.

3.7 Capitalization

.  The authorized share capital of the Company consists of a total of 4,000,000,000 authorized Common Stock, par value NT$10 per share of which 3,337,512,000 are issued and outstanding.  The rights and privileges of the Common Stock are as stated in the Company’s Articles of Incorporation.  There are no other authorized classes of equity interests of any type other than the

Common Stock.  The Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, agreements or other obligations of any character calling for the purchase or issuance of any Common Stock or subscription rights or any equity security of the Company or any securities representing the right to purchase or otherwise receive any Common Stock or any other equity security of the Company other than (i) 100,000 options (at 1,000 shares per option) granted pursuant to the Company’s “Rules of 2007 IMI Employee Stock Option Issuance and Subscription” in 2007 and (ii) 80,000 options (at 1,000 shares per option) granted pursuant to the Company’s “Rules of 2008 IMI Employee Stock Option Issuance and Subscription” in 2008. All 180,000 options granted and issued have not yet been vested or converted, and some may have been forfeited because of termination of employment.

3.8 Subsidiaries

.  To the Sellers’ Knowledge, the Company has no Subsidiaries.

3.9 Financial Statements

.  The (i) audited  balance sheets of the Company as of December 31, 2007 and the audited  statements of income, stockholders’ equity and cash flows, for the fiscal year then ended, together with all related notes and schedules thereto (collectively, the “Audited Financial Statements”), accompanied by the audit report of KPMG, independent auditors of the Company, and (ii) the unaudited  balance sheet of the Company as of June 30, 2008 (the “Most Recent Balance Sheet Date”) and the unaudited  statements of income, stockholders’ equity and cash flows for the six month period then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Company Financial Statements”), fairly present in all material respects the  financial position of the Company as of the respective dates thereof, and the  results of the operations of the Company for the periods covered thereby, in each case in accordance with generally accepted accounting principles in the ROC (“GAAP”) consistently applied during the periods involved, except as indicated in any notes thereto (and except in the case of the Unaudited Financial Statements, for the absence of footnotes and subject to year-end audit adjustments).

3.10 Contracts and Relationships

.  Section 3.10(a) of the Sellers’ Disclosure Letter lists, and the Sellers have provided to the Buyer Parent in the Data Room true and complete copies of, all Contracts between any Seller and any of its Subsidiaries (excluding the Company) and the Company (the “Seller Parent/Inotera Contracts”).  Section 3.10(b) of the Sellers’ Disclosure Letter lists, and the Sellers have provided to the Buyer Parent in the Data Room true and complete copies of, all Contracts between any Seller and any of its Subsidiaries (excluding the Company) and Nanya and any of its Subsidiaries that relate to the Company (the “Seller Parent/Nanya Contracts”).  After the 2nd Closing Date, (i) the relationships between the Seller and any of its Subsidiaries, on the one hand, and the Company, on the other hand, will be governed exclusively by the Acquisition Total Documents to which they are parties, and (ii) the Sellers and their Subsidiaries will not be party to any other Contracts with respect to the Company.

3.11 Legal Proceedings; Orders

.

(a) There is no Proceeding that has been commenced by or against any Seller that challenges, or that could reasonably be expected to have the effect of preventing, delaying, or making illegal, any of the transactions contemplated hereby.

(b) There is no Order to which any Seller, or any of the assets owned by any Seller, is subject that has or could reasonably be expected to have the effect of preventing, delaying, or making illegal any of the transactions contemplated hereby.

3.12 Brokers

.  Neither of the Sellers nor any of their Subsidiaries has paid or agreed to pay, or received any claim with respect to, any brokerage commissions, finders’ fees or similar compensation (it being understood that the foregoing does not include the fees, commissions and expenses payable by Seller Parent to its financial advisor with respect to the transactions contemplated hereby and any fees, commissions and expenses payable in connection with the sale of the Seller Shares, which fees, commissions and expenses shall be paid solely by the Sellers) in connection with the transactions contemplated hereby.

3.13 Insolvency; Stand Alone Viability

.  The Management Board of the Seller Parent has obtained external legal and business advice regarding relevant insolvency considerations and has determined that the Seller Parent is neither “illiquid” (zahlungsunfähig) nor “over-indebted” (überschuldet) within the meaning of the relevant sections of the German Insolvency Code (Insolvenzordnung), and no third party has applied for the opening of insolvency proceedings (Insolvenzverfahren) with respect to the Seller Parent.

3.14 Company Assets and Revenue

.  The Company does not hold assets located in the United States having an aggregate total value of over $63.1 million, and did not make aggregate sales in or into the United States of over $63.1 million in its most recent fiscal year, within the meaning of 16 C.F.R. 802.51 of the Rule promulgated under the Hart-Scott-Rodino Act, as amended.

3.15 Disclosure

.  To Sellers’ Knowledge, none of this Agreement, the Company Financial Statements, the Sellers’ Disclosure Letter, any other Acquisition Document or any certificate delivered in accordance with the terms of any such agreement or document, contains any untrue statement of material fact, or omits any statement of material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARENT AND THE BUYER

The Buyer Parent and the Buyer represent and warrant that as of each of (i) the date hereof, (ii) the 1st Closing Date and (iii) the 2nd Closing Date that:

4.1 Due Incorporation and Authority

.  The Buyer Parent is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.  The Buyer Parent has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  The Buyer is a private limited company duly organized under and validly existing under the Laws of The Netherlands.  The Buyer has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

4.2 Buyer Right, Power and Authority

.  Each of the Buyer Parent and the Buyer has the full right, power and authority to enter into the Acquisition Documents to which it is or is intended to be a party and all other instruments contemplated by or related thereto and to perform its obligations under the Acquisition Documents.

4.3 Enforceability

.  Each of the Buyer Parent and the Buyer has duly executed and delivered this Agreement, and this Agreement constitutes (and, as applicable, as of the effective date of each of the other Acquisition Documents to which it is intended to be a party will constitute) a legal, valid and binding obligation, enforceable against each of the Buyer Parent and the Buyer, as applicable, in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally now or hereafter in effect, and by general equitable principles.

4.4 No Consents Required

.  The execution, delivery and performance by each of the Buyer Parent and the Buyer of this Agreement, and the execution, delivery and performance of the other Acquisition Documents to which they are to be a party, do not and will not (i) violate, in any material respect, any Law, (ii) other than the clearances required from the applicable competition law authorities and the foreign investment approval by the Investment Commission, require any material filing with, or any material permit, consent or approval of, or the giving of any material notice to (including under any right of first refusal or similar material provision), any Person (including material filings, consents or approvals required under any material Contracts to which the Buyer Parent or the Buyer, any of their Affiliates is a party or is bound), (iii) result in a violation or breach of, or conflict with, any charter document of the Buyer Parent or the Buyer.

4.5 Financing

.  The Buyer Parent has, as of the date hereof and as of the 1st Closing Date,  sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the 1st Close Cash Consideration.  The Buyer Parent also has, as of the date hereof and as of the 1st Closing Date, commitment letters executed by the Buyer Parent, the Buyer and prospective lenders regarding proposed financing sufficient to fund the 2nd Closing Cash Consideration, copies of which has been provided to the Seller Parent (the “Commitment Letters”).  As of the date hereof, the Commitment Letters have not been revoked or amended.

ARTICLE V

COVENANTS AND AGREEMENTS

5.1 Voting of Shares

.  Between the date of this Agreement and the 2nd Closing Date, except as contemplated by this Agreement or otherwise agreed to in writing by the Buyer Parent, the Sellers shall not:

(a) vote the Seller Shares in favor of the amendment of, or otherwise permit the Company to amend the Company’s Articles of Incorporation;

(b) resolve on any increase in the paid-in capital of the Company;

(c) vote the Seller Shares to approve or otherwise permit the declaration, setting aside or payment of any dividend or other distribution on or in respect of the Common Stock or other shares of the Company; or

(d) vote the Seller Shares in favor of the amendment of any Acquisition Total Document or any agreement listed in Section 3.10 of the Sellers’ Disclosure Letter; or

(e) enter into any voting agreement or voting trust, grant any proxy, or otherwise grant or transfer any voting rights with respect to any of the Seller Shares.

5.2 Conduct of Business

.  From and after the date hereof and until the 2nd Closing, unless the Buyer Parent shall have given its prior written consent to Seller Parent to do otherwise, the Sellers shall not exert their influence, through the voting of Company securities or otherwise, to cause the Company to take any of the following actions (provided, however, that nothing in this Agreement shall require any member of the Board of Directors of the Company to violate his or her duties to the Company under applicable corporate or other Laws):

(a) operate the business of the Company other than in the ordinary and usual course of normal day-to-day operations of such business as conducted prior to the date hereof (the “Ordinary Course of Business”) or fail to maintain all of the facilities, assets and properties of the Company in their condition as of the date hereof, normal wear and tear excepted;

(b) eliminate or reduce the insurance coverage of the Company’s facilities, assets, properties or interests;

(c)  (i) disrupt the Company’s business organizations, (ii) terminate the services of the Company’s present employees and other service providers, or (iii) terminate the Company’s present relationships with its material vendors, suppliers and customers and other Persons having business relationships with it;

(d)  (i) solicit, encourage, cooperate with or facilitate (by way of furnishing information or otherwise) any inquiries or proposals (other than the transactions contemplated hereby) for the acquisition of the stock, assets or business of the Company or (ii) acquire any material assets, properties or interests other than in the Ordinary Course of Business;

(e) merge or consolidate with any other Person, amend or modify its organizational documents or effect any issuance of securities, stock split, reverse stock split or reclassification;

(f) enter into, or become obligated under, any material Contract;

(g) terminate or change, amend or otherwise modify any material Contract;

(h) take any action to implement, or decide to implement in the future, any material technology or process not in use by the Company on the date hereof;

(i) incur or guarantee any indebtedness or suffer or permit the creation of any Lien outside the Ordinary Course of Business upon any facilities, assets, properties or interests of the Company;

(j) retain or hire any new senior management employee, increase or otherwise change the rate or nature of compensation and benefits (including wages, salaries and bonuses and benefits under pension profit sharing, deferred compensation and other employee benefit plans and programs) which is paid or payable to any employee of the Company or enter into or amend any employment, consulting or similar Contract, in each case outside the Ordinary Course of Business;

(k) release, settle or compromise any material claim, or waive any material right, of the Company or settle or compromise any pending or threatened material claim against the Company; and

(l) agree to take any action which would breach or violate clauses (a)-(k) of this Section 5.2.

5.3 No Transfer of the Shares

.  Between the date of this Agreement and the 2nd Closing Date, the Sellers shall not voluntarily or involuntarily offer, sell, grant any option on or interest in, transfer any rights with respect to, create or permit any Lien on or otherwise transfer (or make any exchange, gift, assignment or pledge of) all or any part of its interest in the Seller Shares.

5.4 Expenses

.  Other than the filing fees in respect of the regulatory filings contemplated by Section 5.6(a), which shall be shared equally by the Buyer Parent and the Seller Parent, and except as otherwise specifically provided herein, each of the Buyer Parent and the Buyer, on the one hand, and the Sellers, on the other hand, shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, investment bankers and accountants.

5.5 Publicity

.  Promptly following the execution and delivery of this Agreement by each of its parties, the Seller Parent and the Buyer Parent shall each issue a press release in the forms previously agreed between them.  Except as may be required by Law or the rules and regulations of any exchange on which a party’s securities are listed or quoted, the parties hereto agree that, between the date hereof and the 2nd Closing Date, no further publicity release or announcement concerning this Agreement and the transactions contemplated hereby shall be made without advance consultation between the Seller Parent and the Buyer Parent, and (except to the extent that compliance with this requirement would result in a violation of applicable Law or the rules or regulations of any exchange on which a party’s securities are listed or quoted), prior to making such announcement, the announcing party will deliver a draft of such announcement to the other parties and shall give the other parties reasonable opportunity to comment thereon.

5.6 Required Consents

.

(a) The Buyer Parent and the Seller Parent shall take all reasonable steps necessary to cause all filings that are required to be made with respect to the consummation of the 1st Share Purchase and the 2nd Share Purchase with all competent merger control authorities and Governmental Bodies to be made as soon as practicable after the date hereof, and (i) in respect of filings required for the 1st Closing, on or prior to the later of (x) one (1) Business Day of the date hereof, and (y) one (1) Business Day from the date that the Buyer Parent receives from Nanya all information and documentation required to make such a filing and any required approvals from Nanya in respect of making any joint filings; and (ii) in respect of filings required for the 2nd Closing, on or prior to the later of (x) three (3) Business Days from the date hereof, and (y) one (1) Business Day from the date that the Buyer Parent receives from Nanya all information and documentation required to make such a filing and any required approvals from Nanya in respect of making any joint filings.  Such filings shall (unless otherwise required by Law) be made by the Buyer Parent on behalf of all parties, but the contents of such filings shall require prior written approval of the Seller Parent, which shall not unreasonably be withheld or delayed.

(b) In connection with the efforts referenced in Section 5.6(a), each of the Buyer Parent and the Seller Parent shall (i) use its reasonable efforts to cooperate in all respects with the other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party, (ii) keep the other party informed of any material communication received by such party from, or given by such party to, the antitrust or competition law authorities of any jurisdiction (collectively, the “Antitrust Authorities”), or any other Governmental Body and of any material communication received or given in connection with any Proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) to the extent permissible by applicable Laws, permit the other party or its external counsel to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, any Antitrust Authority, or any such other Governmental Body or, in connection with any Proceeding by a private party, with any other Person.

(c) Each of the Buyer Parent and the Seller Parent shall exercise reasonable efforts to prevent the entry in any claim, action, suit, audit, assessment arbitration or inquiry, or any Proceeding, by or before any Governmental Body by any Antitrust Authority or any other Person of any Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.

(d) Each of the parties hereto shall cooperate in good faith with the Antitrust Authorities, consent to the sharing of confidential information among Antitrust Authorities, and undertake promptly any and all reasonable action required to complete lawfully the transactions contemplated by this Agreement.  Notwithstanding the foregoing or any other provision of this Agreement, no party shall be required to agree to (a) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of its capital stock or of any of its businesses, assets or properties, its Subsidiaries or Affiliates, (b) the imposition of any limitation on the ability of the Buyer Parent, its Subsidiaries or Affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of the Buyer Parent and the Buyer, the businesses of the Company, or (c) the imposition of any impediment on the Buyer Parent, its Subsidiaries or Affiliates or the Company under any Law governing competition, monopolies or restrictive trade practices.  Nothing herein shall require the Buyer Parent or the Buyer to litigate with any Governmental Body.

(e) Each of the Sellers, the Buyer Parent and the Buyer shall exercise reasonable efforts to obtain or make all other required consents and notices.

(f) At all times prior to the 2nd Closing, the parties hereto shall cooperate and coordinate with each other, as appropriate, with respect to filings and notifications to Governmental

Bodies in connection with obtaining or making the required consents and notices.  Without limiting the generality of the foregoing, the Seller Parent, on the one hand, and the Buyer Parent, on the other hand, shall make or cause to be made available all information reasonably requested by the other party to permit all necessary filings and notices to be made with or to Governmental Bodies as promptly as practicable after the date hereof.  Each party shall promptly furnish or cause to be furnished all information and documents reasonably required by the relevant Governmental Bodies as may be appropriate in order to obtain or make any required consents and notices.

5.7 Change in Membership of Company Board

.  The Sellers shall cause their representatives, as well as representatives of any Seller’s Affiliate, on the Board of Directors and Supervisors of the Company to resign from their position with effect as of the end of the 2nd Closing Date. Prior to the 2nd Closing, the Seller Parent agrees to take all actions as may be necessary and shall cause the members of the Board of Directors of the Company appointed by the Seller Parent to vote and take such other actions as may be necessary, to call a meeting of the shareholders of the Company to be held as promptly as possible following the anticipated 2nd Closing for purposes of electing the nominees appointed by Buyer Parent to the Board of Directors and supervisors of the Company as contemplated by the New JV Agreement, and in the event the 2nd Closing is delayed for any reason beyond such anticipated 2nd Closing, to take such steps as are necessary to postpone or adjourn the meeting from time to time so that it occurs as promptly as possible following the new anticipated 2nd Closing.  In the alternative, to the extent necessary to ensure such meeting occurs as promptly as practicable following the 2nd Closing, if reasonably feasible to do so, such meeting shall be called for the purpose of full re-election of all directors of the Board and the supervisors.

5.8 Sellers Non-Solicit

.  For a period of three (3) years from the 2nd Closing Date (the “Non-Solicitation Period”), the Sellers shall not, and shall not permit any of the Sellers’ Affiliates or any representatives, advisors or agents of the Sellers or any of its Affiliates to, directly or indirectly, contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise), or actually hire, any Person employed by or seconded by any Person other than the Seller or any of the Seller’s Affiliates to the Company at any time before the 2nd Closing Date or employed by or seconded by any Person other than the Seller or any of the Seller’s Affiliates to the Company during the Non-Solicitation Period, without the prior written consent of the Buyer Parent.  During the Non-Solicitation Period, the Sellers shall not, and shall not permit any of the Sellers’ Affiliates or any representatives, advisors or agents of the Sellers or any of its Affiliates to, directly or indirectly, induce or attempt to induce any Person that has a business relation with the Company to terminate or modify that business relationship.

5.9 Further Assurances

.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take or cause to be taken all reasonable action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including (a) contesting any Proceeding relating to the transactions contemplated hereby and (b) executing any additional instruments necessary to consummate the transactions contemplated hereby.  If at any time after the date hereof any further reasonable action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

5.10 Buyer Financing.

The Buyer Parent shall use its reasonable efforts to take, or cause to be taken, such actions and to do, or cause to be done, such things as are reasonably necessary, proper or advisable to arrange and obtain financing on the terms and conditions described in the Commitment Letters or alternate financing on terms and conditions reasonably acceptable to the Buyer Parent.

5.11 New JV Agreements; Patent Cross License.

(a) The Buyer Parent shall use its reasonable efforts to take, or cause to be taken, such actions and to do, or cause to be done, such things as are reasonably necessary, proper or advisable to negotiate and enter into the New JV Agreement and New JV Ancillary Agreements on the terms and conditions contemplated by the New JV MOU or such other terms and conditions as are reasonably acceptable to the Buyer Parent.

(b) The Buyer Parent and the Seller Parent shall negotiate in good faith and use their reasonable efforts to take, or cause to be taken, such actions and to do, or cause to be done, such things as are reasonably necessary, proper or advisable to negotiate and enter into the Patent Cross License on terms and conditions as are reasonably acceptable to the parties.

5.12 Notification

.  From the date hereof, the Sellers shall promptly notify the Buyer Parent in writing of any event, condition, fact or circumstance that would make the satisfaction of any of the conditions set forth in Article VI hereof on the 1st Closing Date or the 2nd Closing Date impossible or reasonably unlikely.  Each such notification shall include a certification of an officer of each Seller that such notification is being delivered in accordance with this Section 5.12.

5.13 Buyer Parent Financing Information Assistance

.  The Sellers will use all reasonable efforts to provide to the Buyer Parent upon request, or to cause the Company to provide to the Buyer Parent upon request, all cooperation reasonably requested by the Buyer Parent in connection with the arrangement of any financing proposed by the Buyer Parent in connection with the transactions contemplated hereby (a “Financing”), including (i) participation in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, and (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections and similar documents required in connection with the Financing.

5.14 Sale of FINI Shares

.  Promptly after the 2nd Closing Date, the Seller Parent shall sell the FINI Shares on the Taiwan Stock Exchange and shall remit the proceeds of such sale, net of brokerage fees and commissions and taxes (if any), to the Buyer.

ARTICLE VI

CONDITIONS PRECEDENT TO THE OBLIGATION OF THE PARTIES TO CLOSE

6.1 1st Closing Conditions to All Parties’ Obligations

.  The obligation of the Buyer Parent, the Buyer and the Sellers to consummate the 1st Closing is subject to the fulfillment on or prior to the 1st Closing Date of the following conditions:

(a) German Merger Control.  The FCO shall have cleared the purchase of at least the 1st Close Shares by the Buyer. This condition shall be deemed satisfied if the FCO (i) has declared that the concentration does not meet the requirements for prohibition pursuant to Section 36(1) of the Act Against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen, the “GWB”) (either unconditionally or subject to the fulfillment of certain conditions or obligations) or (ii) the concentration is deemed to be cleared by the FCO pursuant to Section 41(1) and 40(1) GWB.

(b) Governmental Bodies Approvals.  All required consents, approvals and authorizations of all relevant Governmental Bodies necessary for the 1st Share Purchase, in addition to the FCO clearance referred to in clause (a), shall have been obtained and all required waiting periods required by such authorities shall have expired, including the 1st Close FIA Approval.  For the avoidance of doubt, the parties are aware of no such consents, approvals or authorizations other than the 1st Close FIA Approval.

(c) No Orders.  No temporary restraining Order, preliminary or permanent injunction or other Order which restrains, prohibits, or renders this Agreement or the consummation of the Share Purchase as contemplated by this Agreement illegal shall be in effect.  No Law shall have been promulgated, enacted, entered, enforced or deemed applicable by a Governmental Body, which (i) would make illegal the Share Purchase as contemplated by this Agreement or (ii) has had or could reasonably be expected to have a Material Adverse Effect.

(d) Commitment Letters.  The Commitment Letters shall not have been revoked or shall have been superseded by an alternative commitment obtained pursuant to Section 5.10.

(e) Nanya Waiver. The Nanya Waiver shall not have been revoked or modified.

6.2 1st Closing Conditions to the Buyer Parent and the Buyer’s Obligations

.  The obligation of the Buyer Parent and the Buyer to consummate the 1st Closing is subject to the following additional conditions, any of which may be waived by the Buyer Parent in its sole discretion:

(a) Representations of the Sellers True.  The representations and warranties of the Sellers set forth in Article III (disregarding all qualifications and exceptions contained therein regarding materiality or a Material Adverse Effect) shall have been true and correct when made and shall be true and correct as of the 1st Closing as if made as of the 1st Closing (other than those representations and warranties made as of a specific date, which shall be true and correct as of such date), subject only to exceptions that would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Covenant Compliance.  The Sellers shall have complied in all material respects with their covenants set forth herein and in the other Acquisition Documents.

(c) Certificate of the Sellers.  The Buyer Parent shall have received a certificate from each Seller, validly executed by an authorized officer of each Seller, to the effect that, as of the 1st Closing, the conditions specified in Sections 6.2(a), 6.2(b), 6.2(d) and 6.2(g) have been satisfied.

(d) Solvency.  The Management Board of the Seller Parent shall have obtained external legal and business advice regarding relevant insolvency considerations and has determined that the Seller Parent is neither “illiquid” (zahlungsunfähig) nor “over-indebted” (überschuldet) within the meaning of the relevant sections of the German Insolvency Code (Insolvenzordnung), and no third party shall have applied for the opening of insolvency proceedings (Insolvenzverfahren) with respect to the Seller Parent.

(e) Fair Value Opinion.  The Management Board of the Seller Parent shall have received the opinion of Citigroup Global Markets Limited (the “Opinion”) to the effect that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, (i) the 1st Close Cash Consideration is fair with respect to the 1st Close Shares from a financial point of view to the Sellers and (ii) the Consideration, when taken as a whole, is fair from a financial point of view to the Sellers.  A true and complete copy of the Opinion shall have been delivered to the Buyer Parent, and such opinion shall not have been amended or rescinded as of the 1st Closing Date.

(f) Pending Proceedings.  No Proceeding shall be pending which could reasonably be expected to restrain or prohibit the consummation of the Share Purchase as contemplated by this Agreement.

(g) Material Adverse Effect.  There shall not have occurred a Material Adverse Effect.

(h) Acquisition Documents.  Each of (i) the Transition Agreement, (ii) the Buyer/Seller TLA, (iii) the Infineon/Buyer TLA, and (iv) the Company/Buyer PTLA (collectively,

the “1st Close Acquisition Documents”), shall be in full force and effect concurrent with the 1st Closing.

(i) TDCC Book-Entry Share Transfer.  To enable Buyer’s designated securities agent to file appropriate and complete application with the TDCC to effect book-entry transfer of the 1st Close Shares, at least two (2) Business Days prior to the 1st Closing Date, the Sellers shall have delivered to Buyer’s designated securities agent: (1) a share transfer application form duly completed and chopped or signed, as appropriate, by each Seller for transfer of its portion of the 1st Close Shares to the Buyer, (2) each Seller’s TDCC securities passbook and relevant securities chop, (3) original filing record of the Sellers with the ROC and Future Bureau for transfer of shares by the Seller Parent as a major shareholder and director of the Company and by the Seller Sub as supervisor of the Company, (4) the 1st Close FIA Approval letter issued by the Investment Commission approving Sellers’ transfer of the 1st Close Shares to the Buyer, and (5) any other instruments and documents necessary for the application to the TDCC to effect book-entry transfer of the 1st Close Shares. Promptly after the book-entry transfer of the 1st Close Shares has been completed, the Buyer shall cause its designated securities agent to return the securities passbooks and chops referred to in clause (2) above to the Sellers.

(j) Patent Cross License.  Each of the Buyer Parent and the Seller Parent shall have entered into the Patent Cross License, which shall become effective upon the 2nd Closing.

6.3 1st Closing Conditions to the Sellers’ Obligations

.  The obligation of the Sellers to consummate the 1st Closing is subject to the following additional conditions, any of which may be waived by the Sellers in their sole discretion:

(a) Representations of the Buyer Parent and the Buyer True.  The representations and warranties of the Buyer Parent and the Buyer set forth in Article IV (disregarding all qualifications and exceptions contained therein regarding materiality) shall have been true and correct when made and shall be true and correct as of the 1st Closing as if made as of the 1st Closing (other than those representations and warranties made as of a specific date, which shall be true and correct as of such date), subject only to exceptions that would not, individually or in the aggregate, have a material adverse effect on the ability of the Buyer Parent and the Buyer to perform any of their respective obligations under this Agreement.

(b) Covenant Compliance.  The Buyer Parent and the Buyer shall have complied in all material respects with their covenants set forth herein.

(c) Certificate of the Buyer Parent.  The Sellers shall have received a certificate from the Buyer Parent, validly executed by an authorized officer of the Buyer Parent, to the effect that, as of the 1st Closing, the conditions specified in Sections 6.3(a) and 6.3(b) have been satisfied.

6.4 2nd Closing Conditions to All Parties’ Obligations

.  The obligation of the Buyer Parent, the Buyer and the Sellers to consummate the 2nd Closing is subject to the fulfillment on or prior to the 2nd Closing Date of the following conditions:

(a) German Merger Control.  The FCO shall have cleared the purchase of the 2nd Close Shares (or, as the case may be, have cleared the purchase of the 2nd Close Shares concurrently with its approval of the purchase of the 1st Close Shares in the 1st Close FCO Approval) by the Buyer (the “2nd Close FCO Approval”). This condition shall be deemed satisfied if the FCO (i) has declared that the concentration does not meet the requirements for prohibition pursuant to Section 36(1) of the GWB (either unconditionally or subject to the fulfillment of certain conditions or obligations) or (ii) the concentration is deemed to be cleared by the FCO pursuant to Section 41(1) and 40(1) GWB.

(b) ROC Competition Authorities Approvals.  The ROC Competition Authorities shall have cleared the purchase of the 2nd Close Shares.

(c) Governmental Bodies Approvals.  All required consents, approvals and authorizations of all relevant Governmental Bodies necessary for the 2nd Share Purchase shall have been obtained, in addition to the 2nd Close FCO Approval, and all required waiting periods required by such authorities shall have expired, including the 2nd Close FIA Approval.  For the avoidance of doubt, the parties are aware of no such consents, approvals or authorizations other than the 2nd Close FIA Approval.

(d) No Orders.  No temporary restraining Order, preliminary or permanent injunction or other Order which restrains, prohibits, or renders this Agreement or the consummation of the Share Purchase as contemplated by this Agreement illegal shall be in effect.  No Law shall have been promulgated, enacted, entered, enforced or deemed applicable by a Governmental Body, which (i) would make illegal the Share Purchase as contemplated by this Agreement or (ii) has had or could reasonably be expected to have a Material Adverse Effect.

(e)  Nanya Waiver. The Nanya Waiver shall have not been revoked or modified.

6.5 2nd Closing Conditions to the Buyer Parent and the Buyer’s Obligations

.  The obligation of the Buyer Parent and the Buyer to consummate the 2nd Closing is subject to the following additional conditions, any of which may be waived by the Buyer Parent in its sole discretion:

(a) Representations of the Sellers True.  The representations and warranties of the Sellers set forth in Article III (disregarding all qualifications and exceptions contained therein regarding materiality or a Material Adverse Effect) shall have been true and correct when made and shall be true and correct as of the 2nd Closing as if made as of the 2nd Closing (other than those representations and warranties made as of a specific date, which shall be true and correct as of such date), subject only to exceptions that would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Covenant Compliance.  The Sellers shall have complied in all material respects with their covenants set forth herein and in the other Acquisition Documents.

(c) Certificate of the Sellers.  The Buyer Parent shall have received a certificate from each Seller, validly executed by an authorized officer of each Seller, to the effect that, as of the 2nd Closing, the conditions specified in Sections 6.5(a), 6.5(b), 6.5(d), 6.5(e), 6.5(g) and 6.5(i)(B) have been satisfied.

(d) Solvency.  The Management Board of the Seller Parent shall have obtained external legal and business advice regarding relevant insolvency considerations and has determined that the Seller Parent is neither “illiquid” (zahlungsunfähig) nor “over-indebted” (überschuldet) within the meaning of the relevant sections of the German Insolvency Code (Insolvenzordnung), and no third party shall have applied for the opening of insolvency proceedings (Insolvenzverfahren) with respect to the Seller Parent.

(e) Fair Value Opinion.  The Management Board of the Seller Parent shall have received the Opinion, and the Opinion shall not have been amended or rescinded as of the 2nd Closing Date.

(f) Pending Proceedings.  No Proceeding shall be pending which could reasonably be expected to restrain or prohibit the consummation of the Share Purchase as contemplated by this Agreement.

(g) Material Adverse Effect.  There shall not have occurred a Material Adverse Effect.

(h) Financing.  The Buyer Parent or the Buyer shall have obtained financing in an amount and on terms no less favorable to the Buyer Parent or the Buyer as those of the Commitment Letters.

(i) Third-Party Consents.  (A) The Buyer Parent shall have been furnished with evidence reasonably satisfactory to it that the Company and/or each Seller, as applicable, have obtained or delivered consents, waivers, amendments and notices, in form and substance reasonably satisfactory to Buyer Parent, with respect to (a) the US$260,000,000 Five-Year Syndicate Term Loan Agreement, dated as of January 14, 2004, by and among the Company, as Borrower, and the other parties thereto, (b) the US$672,000,000 and NT$5,700,000,000 Five-Year Syndicate Term Loan Agreement, dated as of October 14, 2004, by and among the Company, as Borrower, and the other parties thereto, and (c) US$400,000,000 and NT$27,000,000,000 Five-Year Syndicated Term Loan Agreement, dated as of March 5, 2007, by and among the Company, as Borrower, and the other parties thereto, and (B) the transactions contemplated by this Agreement shall not result in a default or event of default under any of the Company's outstanding public bonds, or any such incipient or prospective default or event of default.

(j) Company Board.  The Sellers shall have secured resignations from each member of the Board of Directors and Supervisors of the Company that is a corporate representative or designee of any Seller or its Affiliates with effect as of the 2nd Closing, and shall deliver copies of said resignations to the Buyer Parent.

(k) TDCC Book-Entry Share Transfer.  To enable Buyer’s designated securities agent to file appropriate and complete application with the TDCC to effect book-entry transfer of the 2nd Close Shares, at least two (2) Business Days prior to the 2nd Closing Date, the Sellers shall have delivered to Buyer’s designated securities agent: (1) a share transfer application form duly completed and chopped or signed, as appropriate, by each Seller for transfer of its portion of the 2nd Close Shares to the Buyer, (2) each Seller’s TDCC securities passbook and relevant securities chop, if not already delivered, (3) original filing record of each of the Sellers with the ROC Securities and Futures Bureau for transfer of shares by the Seller Parent as a major shareholder and director of the Company and by the Seller Sub as supervisor of the Company, (4) the 2nd Close FIA Approval letter issued by the Investment Commission approving the Sellers’ transfer of the 2nd Close Shares to the Buyer, and (5) any other instruments and documents necessary for the application to the TDCC to effect book-entry transfer of the 2nd Close Shares.

(l) Acquisition Documents.  Each of the 1st Close Acquisition Documents shall have become effective concurrent with the 1st Closing and shall continue to be in full force and effect in accordance with its terms.  The Company/Buyer TTA shall have become effective concurrent with the later of (A) the receipt of the 2nd Close FCO Approval and (B) the 1st Closing and shall continue to be in full force and effect in accordance with its terms.  The Nanya/Seller Termination Agreement shall be in full force and effect concurrent with the 2nd Closing.

(m) New JV Agreements. Each of the Buyer Parent and Nanya shall have entered into the New JV Agreement and each of the Buyer Parent and Nanya shall have entered into the New JV Ancillary Agreements on terms consistent with the New JV MOU and such agreements shall be effective in accordance with their terms as of no later than the 2nd Closing.

(n) Patent Cross License. The Patent Cross License shall be effective in accordance with its terms as of the 2nd Closing.

6.6 2nd Closing Conditions to the Sellers’ Obligations

.  The obligation of the Sellers to consummate the 2nd Closing is subject to the following additional conditions, any of which may be waived by the Sellers in their sole discretion:

(a) Representations of the Buyer Parent and the Buyer True.  The representations and warranties of the Buyer Parent and the Buyer set forth in Article IV (disregarding all qualifications and exceptions contained therein regarding materiality) shall have been true and correct when made and shall be true and correct as of the 2nd Closing as if made as of the 2nd Closing (other than those representations and warranties made as of a specific date, which shall be true and correct as of such date), subject only to exceptions that would not, individually or in the aggregate, have a material adverse effect on the ability of the Buyer Parent and the Buyer to perform any of their respective obligations under this Agreement.

(b) Covenant Compliance.  The Buyer Parent and the Buyer shall have complied in all material respects with their covenants set forth herein.

(c) Certificate of the Buyer Parent.  The Sellers shall have received a certificate from the Buyer Parent, validly executed by an authorized officer of the Buyer Parent, to the effect that, as of the 2nd Closing, the conditions specified in Sections 6.6(a) and 6.6(b) have been satisfied.

ARTICLE VII

SURVIVAL

The Limited Reps and the representations and warranties of the Buyer Parent and the Buyer contained in Article IV shall survive until the first anniversary of the Date hereof or, if the 1st Closing or the 2nd Closing occurs, the later of the first anniversary of 1st Closing or the first anniversary of the 2nd Closing.  Thereafter all such representations and warranties of the parties referred to in the immediately preceding sentence shall be extinguished and no claim for the recovery of any Losses may be asserted against any party in respect thereof, except that claims first asserted in a Claim Notice within the applicable period referred to above shall not thereafter be barred.  The representations and warranties of the Sellers other than the Limited Reps and the covenants of the Buyer Parent, the Buyer and the Sellers contained in this Agreement which are not explicitly covered by the extinction pursuant to the two immediately preceding sentences shall survive beyond the date hereof, the 1st Closing and the 2nd Closing, except for those covenants that are expressly limited by their terms to other dates or times, which shall survive only to such dates or times.  For the avoidance of doubt, the agreements of the Sellers contained in Section 5.2 shall terminate upon the 2nd Closing Date.

ARTICLE VIII

INDEMNIFICATION

8.1 Obligation of the Sellers to Indemnify

.  From and after the 1st Closing Date, subject to Sections 8.3, 8.4 and 8.5, the Sellers shall indemnify, defend and hold harmless the Buyer Parent and the Buyer and each of their directors, officers and representatives, from and against all liabilities, losses and damages and reasonable attorneys’ fees, court costs and other out-of-pocket expenses (collectively, “Losses”) that arise out of, or result from, the breach of any representation, warranty, covenant or agreement of any Seller contained in this Agreement (or any representation, warranty, covenant or agreement in any certificate delivered pursuant to this Agreement) that survives the 1st Closing or the 2nd Closing pursuant to Article VII above.

8.2 Obligation of the Buyer Parent to Indemnify

.  From and after the date hereof, subject to Sections 8.3, 8.4 and 8.5, the Buyer Parent shall indemnify, defend and hold harmless the Sellers and their directors, officers and representatives, from and against all Losses that arise out of or result from, the breach of any representation, warranty, covenant or agreement of the Buyer Parent or the Buyer contained in this Agreement (or any representation, warranty, covenant or agreement in any certificate delivered pursuant to this Agreement) that survives the date hereof, the 1st Closing and the 2nd Closing pursuant to Article VII above.

8.3 Indemnification Procedure

.

(a) Any indemnified party seeking indemnification under this Agreement (each, an “Indemnified Party”) shall, within the relevant limitation period provided in Article VII, promptly give the indemnifying party or parties (collectively, the “Indemnifying Party”) written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in the Claims Notice (if then known) the amount or method of computation of the amount of such claim and a reference to the provision of this Agreement or any agreement, certificate or instrument delivered pursuant to this Agreement upon which such claim is based; provided, that a Claim Notice in respect of any action at law or in equity by or against a third party as to which indemnification will be sought shall be given promptly after the action or suit is commenced; provided, further, any delay or failure to so notify the Indemnifying Party shall only relieve the Indemnifying Party of its obligations hereunder to the extent, if at all, that it is prejudiced by reason of such delay or failure.

(b) The Indemnifying Party shall have the right, at its own cost, to participate jointly in the defense of any claim or demand in connection with which the Indemnified Party has claimed indemnification hereunder, and may elect to take over the defense of such claim or demand through counsel of its own choosing by so notifying the Indemnified Party within thirty (30) days of receipt of the Indemnified Party’s Claim Notice.  If the Indemnifying Party makes such an election:

(i) it shall keep the Indemnified Party reasonably informed as to the status of such matter and shall promptly send copies of all pleadings to the Indemnified Party;

(ii) with respect to any issue involved in such claim or demand, it shall have the sole right to settle or otherwise dispose of such claim or demand on such terms as it, in its sole discretion, shall deem appropriate; provided, however, that the consent of the Indemnified Party to the settlement or disposition of any claim or demand shall be required if such settlement or disposition shall result in any liability to, or equitable relief against, the Indemnified Party; and

(iii) the Indemnified Party shall have the right to participate jointly in the defense of such claim or demand, but shall do so at its own cost not subject to reimbursement under Section 8.1 or 8.2.

(c) If the Indemnifying Party does not elect to take over the defense of a claim or demand, the Indemnified Party shall have the right to contest, compromise or settle such claim or demand in the exercise of its reasonable judgment; provided, however, that the consent of the Indemnifying Party to any compromise or settlement of such claim or demand shall be required, which consent shall not be unreasonably withheld.

(d) Each party agrees that it shall cooperate with the other parties in the defense of any claim or action.

8.4 Measure of and Limitations upon Indemnification

.

(a) The Sellers’ liability for any Losses under this Article VIII shall be subject to the following limitations: (i) the Sellers shall have no liability for any Losses that arise directly or indirectly under Section 3.8, 3.9, 3.10, 3.11, 3.14 and 3.15 (the “Limited Reps”) unless and until the aggregate amount of such Losses for which the Sellers are obligated to indemnify pursuant to Section 8.1 exceeds $1,000,000 (the “Threshold Amount”), in which case the Sellers shall be liable only for the aggregate amount of such Losses related to the Limited Reps, as finally determined, that exceeds the Threshold Amount; and (ii) the aggregate liability of the Sellers for all such Losses related to the Limited Reps shall not exceed, in the aggregate, 25% of the Consideration actually paid to Sellers.

(b) IN NO EVENT SHALL ANY INDEMNIFYING PARTY BE LIABLE TO ANY INDEMNIFIED PARTY FOR ANY PUNITIVE DAMAGES (OTHER THAN INDEMNIFICATION FOR AMOUNTS PAID OR PAYABLE TO THIRD PARTIES IN RESPECT OF ANY THIRD PARTY CLAIM FOR WHICH INDEMNIFICATION HEREUNDER IS OTHERWISE REQUIRED).

8.5 Exclusivity of Indemnity

.  The indemnification provided in this Article VIII shall be the sole and exclusive remedy after the 1st Closing Date and the 2nd Closing Date for damages available to the parties to this Agreement for breach of any of the representations, warranties, covenants and agreements contained herein or any right, claim or action arising from the transactions contemplated hereby that were by their terms to have been effected as of the 1st Closing Date or the 2nd Closing Date, respectively.

ARTICLE IX

TERMINATION OF AGREEMENT

9.1 Termination

.

(a) This Agreement may not be terminated prior to the 1st Closing, except as follows:

(i) by mutual agreement of the Buyer Parent and the Sellers;

(ii) by the Sellers, if there has been a breach by the Buyer Parent or the Buyer of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Sellers to consummate the 1st Closing, and such breach has not been waived by the Sellers or cured, if capable of cure, by the Buyer Parent or the Buyer, within thirty (30) days after written notice thereof from the Sellers;

(iii) by the Buyer Parent, if there has been a breach by any Seller of any covenant, representation or warranty contained in this Agreement that has resulted in a Material Adverse Effect or has prevented the satisfaction of any condition to the obligations of the Buyer Parent and the Buyer to consummate the 1st Closing, and such breach has not been waived by the Buyer Parent or, if capable of cure, cured by the Sellers, within thirty (30) days after written notice thereof from the Buyer Parent;

(iv) by the Buyer Parent, if after the date hereof the Seller Parent has applied (or is in violation of German Laws by having failed to have applied) for the opening of insolvency proceedings, or a third party has applied for the opening of insolvency proceedings (Insolvenzverfahren) with respect to the Seller Parent; and

(v) at the election of the Buyer Parent or the Sellers upon prior written notice, if any court of competent jurisdiction or other competent Governmental Body shall have issued a final Order restraining, enjoining or otherwise prohibiting the consummation of the 1st Share Purchase or the 2nd Share Purchase and such Order is or shall have become non-appealable.

(b) Following the 1st Closing, the obligations of the parties to consummate the 2nd Closing (whether or not the conditions under Section 6.4, Section 6.5 and Section 6.6 have been satisfied) may be terminated:

(i) by mutual agreement of the Buyer Parent and the Sellers;

(ii) at the election of the Buyer Parent or the Sellers upon prior written notice, if any one or more of the conditions set forth in Section 6.4, Section 6.5 and Section 6.6 has not been fulfilled (or waived by the party whose benefit such condition is for) as of the close of business on January 31, 2009 (the “Outside Date”), except that any party whose conduct is in breach of this Agreement and substantially results in the failure of such condition to be fulfilled may not be the terminating party under this clause;

(iii) at the election of the Seller Parent upon written notice, if all of the conditions set forth in Sections 6.4 and 6.5 other than any one or more of those set forth in Sections 6.5(h) and 6.5(m) have been fulfilled but the 2nd Closing has not been consummated as of the close of business on the day that is the later of (i) December 15, 2008 and (ii) five days after the first date on which all of such conditions other than those set forth in Sections 6.5(h) and 6.5(m) are first fulfilled;

(iv) by Sellers, if there has been a breach by the Buyer Parent or the Buyer of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Sellers to consummate the 2nd Closing, and such breach has not been waived by the Sellers or cured, if capable of cure, by the Buyer Parent or the Buyer, within thirty (30) days after written notice thereof from the Sellers;

(v) by the Buyer Parent, if there has been a breach by any Seller of any covenant, representation or warranty contained in this Agreement that has resulted in a Material Adverse Effect or has prevented the satisfaction of any condition to the obligations of the Buyer Parent and the Buyer to consummate the 2nd Closing, and such breach has not been waived by the Buyer Parent or, if capable of cure, cured by the Sellers, within thirty (30) days after written notice thereof from the Buyer Parent;

(vi) by the Buyer Parent, if after the date hereof the Seller Parent has applied (or is in violation of German Laws by having failed to have applied) for the opening of insolvency proceedings, or a third party has applied for the opening of insolvency proceedings (Insolvenzverfahren) with respect to the Seller Parent; and

(vii) at the election of the Buyer Parent or the Sellers upon prior written notice, if any court of competent jurisdiction or other competent Governmental Body shall have issued a final Order restraining, enjoining or otherwise prohibiting the consummation of the 1st Share Purchase or the 2nd Share Purchase and such Order is or shall have become non-appealable.

9.2 Survival After Termination

.

(a) In the event of the termination of this Agreement pursuant to Section 9.1(a), the provisions of this Agreement shall immediately become void and of no further force or effect (other than Section 5.4, this Section 9.2, Article VII and Article X which shall survive the termination of this Agreement in accordance with their terms), and no party hereto will have any further obligations or liabilities hereunder except for obligations or liabilities arising under such surviving provisions or from a breach of this Agreement prior to such termination.

(b) In the event of the termination of the obligations of the parties to consummate the 2nd Closing pursuant to Section 9.1(b), the covenants and obligations of the parties under Sections 5.1, 5.2, 5.3, 5.5, 5.6 (but only with respect to the 2nd Closing), 5.7, 5.9 (but only with respect to the 2nd Closing), 5.10, 5.11, 5.12, 5.13 and 5.14 shall expire effective as of the termination of the obligations to consummate the 2nd Closing, and no party hereto will have any further obligations or liabilities under such provisions except for obligations or liabilities arising from a breach of any such provisions prior to such termination.

ARTICLE X

MISCELLANEOUS

10.1 Governing Law; Venue

.  EXCEPT TO THE EXTENT THAT ROC LAW IS MANDITORILY APPLICABLE TO THE COMPANY, THE TRANSFER IN REM OF THE SHARES IN THE COMPANY AND THE RIGHTS OF THE SHAREHOLDERS OF THE COMPANY, THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES.  EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURTS LOCATED IN THE CITY OF NEW YORK IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.  EACH PARTY HEREBY WAIVES AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION AND ENFORCEMENT HEREOF, OR ANY SUCH DOCUMENT OR IN RESPECT OF ANY SUCH TRANSACTION, THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS.  EACH PARTY HEREBY CONSENTS TO AND GRANTS ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF ANY SUCH DISPUTE.

10.2 Notices

.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) on the day of delivery if delivered in Person, or if delivered by facsimile upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized express courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated by notice given in accordance with this Section 10.2 by the party to receive such notice:

(a) if to the Buyer Parent or the Buyer, to:

Micron Technology, Inc.
8000 South Federal Way
Boise, Idaho 83716-9632

Attn: General Counsel
Facsimile: (208) 363-1309

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, CA  94304
Attention:  John A. Fore
Facsimile:  (650) 493-6811

(b) if to any Seller, to:

Qimonda AG
Gustav-Heinemann-Ring 123
81739 Munich
Germany
Attention:  Legal Department
Facsimile:  (49-89) 60088-442450

with copies to:

Cleary Gottlieb Steen & Hamilton LLP
Main Tower
Neue Mainzer Strasse 52
60311 Frankfurt am Main
Germany
Attention:  Ward A. Greenberg
Facsimile:  (49-69) 97103-199

10.3 Entire Agreement

.  This Agreement and any other collateral agreements executed in connection with the consummation of the transactions contemplated hereby, contain the entire agreement among the parties with respect to the sale and purchase of the 1st Close Shares and 2nd Close Shares and supersede all prior agreements, written or oral, with respect thereto.

10.4 Waivers and Amendments

.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Buyer Parent and the Sellers or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

10.5 Binding Effect; Assignment

.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.  This Agreement is not assignable by any party without the prior written consent of the other parties; provided, however, that the Buyer can assign its obligations under this Agreement to the Buyer Parent or any of the Buyer Parent’s wholly owned Subsidiaries.  The Buyer Parent shall be jointly and severally liable with the Buyer or any successor or assignee of the Buyer or the Buyer Parent for all obligations arising under this Agreement of any such Person to or for the benefit of any of the Sellers.

10.6 Construction

.  The parties acknowledge and agree that (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties, regardless of which party was generally responsible for the preparation of this Agreement.

10.7 Severability of Provisions

.  If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby.  If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.  Furthermore, the parties shall use reasonable efforts to negotiate and include in this Agreement, in lieu of such illegal, invalid or unenforceable provision, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

10.8 Counterparts; Delivery by Fax or E-mail

.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.  Delivery of an executed counterpart of this Agreement by facsimile or electronic mail transmission shall be equally as effective as delivery of an executed hard copy of the same.  Any party doing so shall also deliver an executed hard copy of same, but the failure by such party to deliver an executed hard copy shall not affect the validity, enforceability and binding effect of this Agreement.

10.9 Transfer Taxes

.  Other than as expressly provided in Sections 2.3(c) and 2.6(b), the Sellers shall (a) be responsible for any and all sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, gross receipts, registration, duty or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any taxing authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and (b) timely file or caused to be filed all necessary documents (including all tax returns) with respect to Transfer Taxes

10.10 Language

.  This Agreement shall be prepared in the English language, and the English language version shall be official.  No translation into German, Chinese or any other language shall be taken into consideration in the interpretation of this Agreement.

10.11 No Third Party Beneficiaries

.  No provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the parties hereto.

[Signature page follows]

Confidential

IN WITNESS WHEREOF, the parties have executed this Share Purchase Agreement as of the date first above written.

BUYER:

MICRON SEMICONDUCTOR B.V.

By:	/s/ Thomas L. Laws
Name: Thomas L. Laws
Title: Managing Director A

By:	/s/ Patrick van Maurik
Name: Patrick van Maurik
Title: Managing Director B

BUYER PARENT:

MICRON TECHNOLOGY, INC.

By:	/s/ D. Mark Durcan
Name: D. Mark Durcan
Title: President and Chief Operating Officer

SELLER PARENT:

QIMONDA AG
By:	/s/ Kin Wah Loh
Name: Kin Wah Loh
Title: Chief Executive Officer

By:	/s/ Nicole Lau
Name: Nicole Lau
Title: Vice President and Corporate Legal
Counsel

SELLER SUB:

QIMONDA HOLDING B.V.

By:	/s/ Nicole Lau
Name: Nicole Lau
Title: Attorney in Fact

(Signature Page of Share Purchase Agreement)